                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (d) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                              (AMENDMENT NO. 1 )1

                             ELECTRIC LIGHTWAVE INC.
                             -----------------------
                                (Name of Issuer)

                              CLASS A COMMON STOCK
                              --------------------
                         (Title of Class of Securities)

                                   284895 10 9
                                   -----------
                                 (CUSIP Number)

                                FEBRUARY 9, 2001
                                ----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |_|      Rule 13d-1(b)
                  |X|      Rule 13d-1(c)
                  |_|      Rule 13d-1(d)




1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

---------------------                                       -----------
CUSIP NO. 284895 10 9                 13G                   PAGE 2 OF 8
---------------------                                       -----------

--------- ---------------------------------------------------------------------
   1      NAME OF REPORTING PERSON:

                   CANYON CAPITAL ADVISORS LLC

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

--------- ---------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a) |X|  (b) |_|
--------- ---------------------------------------------------------------------
   3      SEC USE ONLY

--------- ---------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   DELAWARE
--------- ---------------------------------------------------------------------
-------------------------- ------- --------------------------------------------
                             5     SOLE VOTING POWER
         NUMBER
           OF                         427,900
         SHARES            ------- --------------------------------------------
      BENEFICIALLY           6     SHARED VOTING POWER
 OWNED BY EACH REPORTING              0
       PERSON WITH         ------- --------------------------------------------
                             7     SOLE DISPOSITIVE POWER
                                      427,900
                           ------- --------------------------------------------
                             8     SHARED DISPOSITIVE POWER
                                      0
--------- ---------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   427,900
--------- ---------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                  |_|
--------- ---------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   4.5%
--------- ---------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                   IA
--------- ---------------------------------------------------------------------


                 * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                       -----------
CUSIP NO. 284895 10 9                 13G                   PAGE 3 OF 8
---------------------                                       -----------

--------- ---------------------------------------------------------------------
   1      NAME OF REPORTING PERSON:


                   MITCHELL R. JULIS

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):


--------- ---------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                              (a) |X|  (b) |_|
--------- ---------------------------------------------------------------------
   3      SEC USE ONLY


--------- ---------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION


                   UNITED STATES
--------- ---------------------------------------------------------------------
-------------------------- ------- --------------------------------------------
                             5     SOLE VOTING POWER

         NUMBER                         0
           OF              ------- --------------------------------------------
         SHARES              6     SHARED VOTING POWER
      BENEFICIALLY                      427,900
 OWNED BY EACH REPORTING   ------- --------------------------------------------
       PERSON WITH           7     SOLE DISPOSITIVE POWER
                                        0
                           ------- --------------------------------------------
                             8     SHARED DISPOSITIVE POWER

                                        427,900
-------------------------- ------- --------------------------------------------
--------- ---------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   427,900
--------- ---------------------------------------------------------------------

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                 |_|
--------- ---------------------------------------------------------------------

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   4.5%
--------- ---------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                   IN
--------- ---------------------------------------------------------------------


                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                       -----------
CUSIP NO. 284895 10 9                 13G                   PAGE 4 OF 8
---------------------                                       -----------


--------- ---------------------------------------------------------------------
   1      NAME OF REPORTING PERSON:


                   JOSHUA S. FRIEDMAN

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):


--------- ---------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                              (a) |X|  (b) |_|
--------- ---------------------------------------------------------------------
   3      SEC USE ONLY


--------- ---------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION


                   UNITED STATES
--------- ---------------------------------------------------------------------
-------------------------- ------- --------------------------------------------
                             5     SOLE VOTING POWER

         NUMBER                         0
           OF              ------- --------------------------------------------
         SHARES              6     SHARED VOTING POWER
      BENEFICIALLY                      427,900
 OWNED BY EACH REPORTING   ------- --------------------------------------------
       PERSON WITH           7     SOLE DISPOSITIVE POWER
                                        0
                           ------- --------------------------------------------
                             8     SHARED DISPOSITIVE POWER

                                        427,900
-------------------------- ------- --------------------------------------------
--------- ---------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   427,900
--------- ---------------------------------------------------------------------

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                 |_|
--------- ---------------------------------------------------------------------

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   4.5%
--------- ---------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                   IN
--------- ---------------------------------------------------------------------


                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                       -----------
CUSIP NO. 284895 10 9                 13G                   PAGE 5 OF 8
---------------------                                       -----------



--------- ---------------------------------------------------------------------
   1      NAME OF REPORTING PERSON:


                   R. CHRISTIAN B. EVENSEN

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):


--------- ---------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                              (a) |X|  (b) |_|
--------- ---------------------------------------------------------------------
   3      SEC USE ONLY


--------- ---------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION


                   UNITED STATES
--------- ---------------------------------------------------------------------
-------------------------- ------- --------------------------------------------
                             5     SOLE VOTING POWER

         NUMBER                         0
           OF              ------- --------------------------------------------
         SHARES              6     SHARED VOTING POWER
      BENEFICIALLY                      427,900
 OWNED BY EACH REPORTING   ------- --------------------------------------------
       PERSON WITH           7     SOLE DISPOSITIVE POWER
                                        0
                           ------- --------------------------------------------
                             8     SHARED DISPOSITIVE POWER

                                        427,900
-------------------------- ------- --------------------------------------------
--------- ---------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   427,900
--------- ---------------------------------------------------------------------

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                 |_|
--------- ---------------------------------------------------------------------

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   4.5%
--------- ---------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                   IN
--------- ---------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).    NAME OF ISSUER:

              Electric Lightwave Inc.

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              4400 NE 77th Avenue
              Vancouver, WA  98662

ITEM 2(a).    NAME OF PERSON FILING:

              This Schedule 13G is being filed on behalf of the following persons*:

              (i)      Canyon Capital Advisors LLC ("CCA")
              (ii)     Mitchell R. Julis
              (iii)    Joshua S. Friedman
              (iv)     R. Christian B. Evensen

              CCA is the investment advisor to the following persons:

              (i)      The Value Realization Fund, L.P. ("VRF")
              (ii)     The Value Realization Fund B, L.P. ("VRFB")
              (iii)    The Canyon Value Realization Fund (Cayman), Ltd. ("CVRF")

              * Attached as Exhibit A is a copy of an agreement among the persons filing (as specified hereinabove) that this Schedule 13G is being filed on behalf of each of them.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

     The principal business office of the persons comprising the group filing this Schedule 13G is located at 9665 Wilshire Boulevard, Suite 200, Beverly Hills, CA 90212.


ITEM 2(c).    CITIZENSHIP:
              CCA:                               a Delaware limited liability company
              VRF:                               a Delaware limited partnership
              VRFB:                              a Delaware limited partnership
              CVRF:                              a Cayman Island corporation
              Mitchell R. Julis:                 United States
              Joshua S. Friedman:                United States
              R. Christian B. Evensen:           United States

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  The class of securities beneficially owned by the persons filing this statement is Class A Common Stock.

ITEM 2(e).        CUSIP NUMBER:

                  284895 10 9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c) CHECK WHETHER THE PERSON FILING IS: ONE OF THE FOLLOWING

                  Not applicable as this Schedule 13G is filed pursuant to Rule 13d 1(c).

ITEM 4.           OWNERSHIP:

                  The information in items 1 and 5 through 11 on the cover pages (pp. 2 - 5) on this Schedule 13G is hereby incorporated by reference.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following: |X|

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  CCA is an investment advisor to various managed accounts, including VRF, VRFB and CVRF, with the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the securities held by such managed accounts. Messrs. Julis, Friedman and Evensen are the sole general partners of entities which own 100% of CCA.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable.

                  ITEM 10. CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 13, 2001



CANYON CAPITAL ADVISORS LLC,
A DELAWARE LIMITED LIABILITY COMPANY



By: /s/ JOSHUA S. FRIEDMAN
    ----------------------
Name:   Joshua S. Friedman
Title:  Managing Director


JOSHUA S. FRIEDMAN

/s/ JOSHUA S. FRIEDMAN
-----------------------------


MITCHELL R. JULIS

/s/ MITCHELL R. JULIS
-----------------------------


R. CHRISTIAN B. EVENSEN

/s/ R. CHRISTIAN B. EVENSEN
-----------------------------

                              EXHIBIT A


                   AGREEMENT REGARDING JOINT FILING

         The undersigned hereby agree and consent to the joint filing on their behalf of this amendment to Schedule 13G in connection with their beneficial ownership of the common stock of Electric Lightwave Inc.

Dated:   February 13, 2001



CANYON CAPITAL ADVISORS LLC,
A DELAWARE LIMITED LIABILITY COMPANY



By: /s/ JOSHUA S. FRIEDMAN
    ------------------------
Name:    Joshua S. Friedman
Title:   Managing Director


JOSHUA S. FRIEDMAN

/s/ JOSHUA S. FRIEDMAN
-----------------------------


MITCHELL R. JULIS

/s/ MITCHELL R. JULIS
-----------------------------


R. CHRISTIAN B. EVENSEN

/s/ R. CHRISTIAN B. EVENSEN
-----------------------------



                                   Exhibit A